ARTICLES SUPPLEMENTARY TO

ARTICLES OF INCORPORATION OF

FMI FUNDS, INC.

        The undersigned officers of FMI Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the “Company”), do hereby certify:

        FIRST: That the name of the Company is FMI Funds, Inc.

        SECOND: That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

        THIRD: That the following supplement to the Company's Articles of Incorporation and actions were approved by a majority of the entire Board of Directors of the Company:

        (A) designating Two Hundred Million (200,000,000) shares of the undesignated Common Stock, $0.0001 par value per share (“Common Stock”), as “Class B” Common Stock (the “FMI Large Cap Fund” or such other name designated by the Company’s Board of Directors); and

        (B) authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

        FOURTH: That Two Hundred Million (200,000,000) shares of the undesignated Common Stock was classified as Class B Common Stock by the Board of Directors under the authority contained in the Company’s charter.

        FIFTH: That following the designation of the above-referenced Common Stock as Class B Common Stock the total number of shares of stock of all classes that the Company has authority to issue remains Five Hundred Million (500,000,000) authorized shares of Common Stock, with the following table setting forth the total number of shares of Common Stock of each class immediately after designating the above-referenced Common Stock as Class B Common Stock and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
Class A Common Stock	100,000,000	$10,000
(FMI Focus Fund)
Class B Common Stock	300,000,000	$30,000
(FMI Large Cap Fund)

        SIXTH: That the respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class B Common Stock are as set forth in Section B of Article IV of the Company’s Articles of Incorporation.

        SEVENTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

        IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles Supplementary hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

        Dated this 15 day of October, 2008.

FMI FUNDS, INC.

By: /s/ Ted D. Kellner
Ted D. Kellner, President
Attest: /s/ Donald S. Wilson
Donald S. Wilson, Secretary